                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                         SPEEDFAM INTERNATIONAL, INC.
                      ------------------------------------
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
                      ------------------------------------
                        (Title of Class of Securities)

                                   847706108
                                  -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 847706108               13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Nancy J. Farley
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  421,795

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                707,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   421,795

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                707,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,129,195
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        10.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1

   (a)         Name of Issuer:

                    SPEEDFAM INTERNATIONAL,INC.


   (b)         Address of Issuer's Principal Executive Offices:

                    7406 West Detroit
                    Chandler, AZ 85226

Item 2

   (a)         Name of Person Filing:

                    Nancy J. Farley


   (b)         Address of Principal Business Office:

                    7406 West Detroit
                    Chandler, AZ 85226


   (c)         Citizenship:

                    U.S.A.


   (d)         Title of Class of Securities:

                    Common Stock, no par value


   (e)         CUSIP Number:

                    847706108

Item 3.        Type of Reporting Person

               Not Applicable

Item 4.        Ownership as of December 31, 1996

   (a)         Amount Beneficially Owned

                    1,129,195

   (b)         Percent of Class

                    10.6%

   (c)         Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote

                             421,795*

               (ii)    shared power to vote or direct the vote

                             707,400**

               (iii)   sole power to dispose or to direct the disposition of

                             421,795*

               (iv)    shared power to dispose or to direct the disposition of

                             707,400**


*Sole voting and dispositive power as custodian or trustee of shares in minor grandchildren's names.
**Shares held in a revocable trust of which James N. Farley and Charles A. Kelly act as co-trustees. The trust may be voluntarily terminated by Mrs. Farley at any time. Excludes an aggregate of 2,464,880 shares beneficially owned by James
N. Farley (Mrs. Farley's spouse), as to which Mrs. Farley disclaims beneficial ownership.

Item 5.        Ownership of Five Percent or Less of a Class

                    Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

                    Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                    Not Applicable

Item 8.        Identification and Classification of Members of the Group

                    Not Applicable

Item 9.        Notice of Dissolution of Group

                    Not Applicable

Item 10.       Certification

                    Not Applicable




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    2/14/97
                                       ---------------------------------
                                                     Date


                                       /s/ Nancy J. Farley
                                       ---------------------------------
                                                   Signature


                                                 Nancy J. Farley
                                       ---------------------------------
                                                     Name